Exhibit 10.1

ASSET PURCHASE AGREEMENT ENTERED INTO ON THE 6TH DAY OF MARCH, 2009

BY AND BETWEEN:

MINERA WILLIAM S.A. DE C.V., a corporation duly constituted according to the laws of Mexico, having its principal place of business in the City of Velardeña, State of Durango, Mexico, herein acting and represented by Joaquin Rodriguez Lugo, its Chairman,

(hereinafter referred to as the “Buyer”)

AND:

MINERA HECLA S.A. DE C.V., a corporation duly constituted according to the laws of Mexico, having its principal place of business in the City of Durango, State of Durango, Mexico, herein acting and represented by Kurt Douglas Allen, its attorney-in-fact,

(hereinafter referred to as the “Seller”)

WITH:

BLM MINERA MEXICANA S.A. DE C.V., a corporation duly constituted according to the laws of Mexico, having its principal place of business in the City of Velardeña, State of Durango, Mexico, herein acting and represented by Armando Lujan Acuña,

AS INTERVENOR

WHEREAS the Seller is currently in possession of the Mill;

AND WHEREAS the Seller, the Buyer and various other parties are currently parties to the Litigation pertaining to, inter alia, the ownership of the Mill;

AND WHEREAS the Seller and the Buyer wish to resolve the Litigation and for the ownership of the Mill and of the remaining Purchased Assets to be transferred to the Buyer upon and subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Defined Terms.

As used herein, the terms below shall have the following meanings:

1.1.1	“Action” means any action, order, writ, injunction, judgment or decree outstanding or any claim, cause of action, suit, litigation, proceeding, labour dispute, arbitral action, administrative proceeding, government audit or investigation;

1.1.2	“Affiliate” means, with respect to any Person, another Person who controls, is controlled by, or is under common control with such first Person;

1.1.3	“Agreement” means this asset purchase agreement (including its Schedules) and all writings which amend or confirm this asset purchase agreement;

1.1.4	“Applicable Laws” means all domestic or foreign, national, federal, state, provincial, county, local or municipal statutes, laws, rules and regulations and all judgments, orders, writs, injunctions and decrees of any Governmental Entity to which a specified Person or property is subject;

1.1.5	“Books and Records” means those operating manuals and maintenance records pertaining exclusively to the Purchased Assets maintained by the Seller;

1.1.6	“Business Day” means any day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Torreon, Coahuila (Mexico) are open for business during normal banking hours;

1.1.7	“Closing” means the completion of the transaction of purchase and sale, and all related transactions, contemplated by this Agreement;

1.1.8	“Closing Date “ means March 6, 2009, or such earlier or later date as may be agreed to in writing by the parties hereto;

1.1.9	“Closing Time” means 8:00 a.m. (Torreon time) on the Closing Date;

1.1.10	“Common Shares” means common shares in the share capital of ECU Silver Mining Inc.;

1.1.11	“consent” means in relation to a Person, the unconditional written consent of such person;

1.1.12	“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, distribution agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which a Person is a party or is bound, whether oral or written;

1.1.13	“Deposit” has the meaning ascribed thereto in Section 2.2.2.1 hereof;

1.1.14	“Designated Buyer” has the meaning ascribed thereto in Section 2.3 hereof;

1.1.15	“Division Employees” means all of the employees of the Seller or its Affiliates who have at any time been engaged in the operation of the Mill;

1.1.16

“Employee Obligations” means any obligations or liabilities of the Seller to pay any amount to, or on behalf of, the officers, directors, employees or consultants of the Seller relating to the operation of the Purchased Assets, and, without limiting the generality of the foregoing, Employee Obligations shall include the obligations of the Seller to officers, directors, employees or consultants for severance or termination payments relating to the disposition of the Purchased Assets, pursuant to any Contract or severance policy, for bonus payments pursuant to any existing bonus program, or for outstanding holiday or overtime pay;

1.1.17	“Employee Plans” means all pension, retirement, profit sharing, bonus, savings, compensation, incentive, severance, stock option, stock purchase, stock appreciation, group insurance, medical, dental, hospitalization, disability, death and other benefit plans, programs, arrangements or practices covering any or all past or present employees, consultants, shareholders, directors or officers of the Seller relating to the operation of the Purchased Assets;

1.1.18	“Encumbrance” means any claim, prior claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, hypothec, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of Applicable Laws, and includes, without limitation, any Contract to give any of the foregoing in the future, and any conditional sale or other title retention agreement or lease in the nature thereof;

1.1.19	“Environment” means the air, surface water, underground water, any land, soil or underground space even if submerged under water or covered by a structure, and the environment or natural environment as defined in any Environmental Laws, and “Environmental” shall have a similar extended meaning;

1.1.20	“Environmental Laws” means Applicable Laws relating to the pollution or protection of the Environment;

1.1.21	“Environmental Liabilities” means any cost, damage, expense, liability, obligation or other responsibility arising from or under Environmental Laws and consisting of or relating to: (i) any Environmental conditions (including on-site or off-site contamination, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Laws; (iii) cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by Environmental Laws; or (iv) any other compliance, corrective, investigative, notice or remedial measures required under Environmental Laws;

1.1.22	“Equipment and Civil Works” means the furniture, fixtures, furnishings, machinery, spare parts, tools, equipment, civil works and other tangible property owned by the Seller and used primarily in connection with the operation of the Purchased Assets as of the Closing Date as listed on Schedule 1.1.22 hereto, together with any warranties or guarantees related thereto;

1.1.23	“Excluded Liabilities” has the meaning ascribed thereto in Section 2.4 hereof;

1.1.24

“Governmental Entity” means (i) any domestic or foreign national, federal, provincial, state, county, local, municipal or regional government or body, (ii) any multinational, multilateral or international body, (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral or multinational judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel;

1.1.25	“Hazardous Activity” means any activity relating to the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release (which includes any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentionally or unintentionally), storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials;

1.1.26	“Hazardous Materials” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant, in each case under or pursuant to any Environmental Laws, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials;

1.1.27	“IMMEX Program” means the temporary importation program under the Decreto para el Fomento de la Industria Manufacturera, Maquiladora y de Servicios de Exportación, successor to the “PITEX” program, pursuant to which the Mill is in Mexico under temporary importation and may only be bought by another company with an IMMEX Program, or by, prior to its sale, importing definitively into Mexico;

1.1.28	“Imported Assets” means those Purchased Assets listed in Schedule 1.1.28 annexed hereto;

1.1.29	“Intellectual Property Rights” means, collectively, all intellectual property rights of whatsoever nature, kind or description related to, or used in connection with the operation of, the Purchased Assets including, without limitation:

1.1.29.1 all copyrights and applications therefor, including all computer software (in both source and object code formats) and related documentation, including that which documents the design and execution of computer software, and rights to any of the foregoing;

1.1.29.2 all inventions, patents, patent applications and patent rights (including any patents issuing on such applications or rights);

1.1.29.3 all licenses, sub-licenses and franchises;

1.1.29.4 all industrial designs and registrations thereof and applications therefor; and

1.1.29.5 all renewals, modifications and extensions of any of the items listed in Sections 1.1.29.1 through 1.1.29.4 (inclusively) hereof, but specifically excludes (i) all trade-marks, service marks, trade-mark and service mark registrations, trade-mark and service mark applications, rights under registered user agreements, logos, trade names and other trade-mark and service mark rights, and (ii) all trade secrets and proprietary and confidential information which the Seller is prohibited under Contracts with third parties from disclosing to the Buyer;

1.1.30	“Interim Period” has the meaning ascribed thereto in Section 7.1.1 hereof;

1.1.31	“Inventory” means the inventories of materials, tooling and service parts related to the operation of the Purchased Assets, as set forth in Schedule 1.1.31 hereto;

1.1.32	“Judgment” means the judgment rendered against the Seller on February 4, 2009 by the Juzgado Mixto del Noveno Distrito Judicial en Cuencame, Durango, in file number 209/2006;

1.1.33	“Knowledge” : An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, or should be aware of such fact or other matter after having conducted a diligent inquiry.

The Buyer will be deemed to have “knowledge” of a particular fact or other matter if Michel Roy, Stephen Altmann or Armando Lujan Acuna, who are serving respectively as Chief Executive Officer, President and President of Mexican Subsidiaries of ECU Silver Mining Inc., has, or at any time had, Knowledge of such fact or other matter.

The Seller will be deemed to have “knowledge” of a particular fact or other matter if Kurt Douglas Allen, Ruben Gil or Don Poirier, who are serving respectively as General Manager and Administrative Manager of the Seller and as Vice-President of an Affiliate of the Seller, has, or at any time had, Knowledge of such fact or other matter;

1.1.34	“Land Use Rights” means the contract between the Seller and the Ejido Vista Hermosa, the owner of the surface rights, that allows the Seller to operate the Mill on that portion of land on which it is currently located, a copy of which is annexed hereto as Schedule 1.1.34;

1.1.35	“Litigation” means, collectively, (i) the proceedings initiated in the Juzgado Mixto del Noveno Distrito Judicial en Cuencame Durango under file number 209/2006 between the Buyer, as demanding party, and the Seller, as defending party, in respect of which the Judgment has been rendered, which Judgment has been appealed by the Seller to the Superior Tribunal of Justice of the State of Durango, (ii) the proceedings Terceria Excluyente de Dominio started by the Seller related to the Juicio Ejecutivo Civil started by Eduardo Bravo Campos and continued by the Buyer under file number 63/2003 in the Juzgado Cuarto Civil de Primera Instancia de Durango, Durango, and (iii) any other legal proceedings of any nature which exist as of the date hereof between the Seller and/or any of its Affiliates and the Buyer and/or any of its Affiliates;

1.1.36	“Market Price” has the meaning ascribed thereto in Section 2.3 hereof;

1.1.37	“Material Adverse Change” means any change (or any condition, event or development involving, or reasonably likely to result in, a prospective change) in the Purchased Assets or in the operations, results of operations, assets, financial condition, Contracts, rights, liabilities, prospects or privileges, whether contractual or otherwise, of the Seller, which, in either case, is materially adverse to the Purchased Assets or the operation thereof;

1.1.38	“Mill” means the gold and silver recovery cyanide plant located at the geographical coordinates UTM WGS84 631,000 East, 2,772,420 North in the south portion of the Sierra San Lorenzo in the state of Durango, Mexico, including the adjacent tailings pond;

1.1.39	“Non-Imported Assets” means those Purchased Assets listed in Schedule 1.1.39 annexed hereto;

1.1.40	“Notification Date” has the meaning ascribed thereto in Section 2.3 hereof;

1.1.41	“Payment Shares” means 750,000 Common Shares;

1.1.42	“Permits” means the licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Entity or any other Person, relating to the Purchased Assets which are listed on Schedule 1.1.42 hereto;

1.1.43	“Person” means an individual, natural person, firm, corporation, legal person, company, joint stock company, cooperative, partnership, limited liability partnership, joint venture, trust, unincorporated association, other entity with juridical personality or Governmental Entity;

1.1.44	“Prime Rate” means the annual interest rate quoted publicly by The Bank of Nova Scotia as the reference rate of interest used for determining the interest rate it charges on commercial demand loans made in Canadian dollars, in Canada, and commonly known as such bank’s prime rate, as adjusted from time to time;

1.1.45	“Purchase Price” has the meaning ascribed thereto in Section 2.2.1 hereof;

1.1.46	“Purchased Assets” means all of the right, title and interest of the Seller in and to the Mill, including, without limitation, all of Seller’s right, title and interest in and to the following:

1.1.46.1 the Land Use Rights,

1.1.46.2 the Water Use Rights,

1.1.46.3 the Equipment and Civil Works,

1.1.46.4 the Supplies,

1.1.46.5 the Inventory,

1.1.46.6 the Books and Records,

1.1.46.7 the Intellectual Property Rights,

1.1.46.8 the Permits, and

1.1.46.9 all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets;

1.1.47	“Royalty Right” means the 5% net profit interest payable in respect of all production on the Saladillo, Saladillo 1 and Saladillo 5 concessions by the Seller to BLM Minera Mexicana S.A. de C.V., after recovery of $12,000,000, by virtue of the contract of sale between BLM Minera Mexicana S.A. de C.V. and the Seller regarding the sale of the infrastructure and permits related to the Mill;

1.1.48	“Sell” has the meaning ascribed thereto in Section 2.3 hereof;

1.1.49	“Supplies” means the Seller’s supplies for use in connection with the operation of the Purchased Assets as set forth in Schedule 1.1.49 hereto;

1.1.50	“Survival Date” has the meaning ascribed thereto in Section 5.1 hereof;

1.1.51	“Surviving Representations” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 4.3 and 4.4 hereof;

1.1.52	“Tax” means any federal, provincial, local, foreign or other tax, levy, impost, fee, assessment or other government charge including, without limitation, income, estimated income, capital, business, occupation, franchise, property, payroll, sales (including, without limitation, goods and services tax), transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes including, without limitation, interest, penalties and additions in connection therewith;

1.1.53	“Union Obligation” means the obligation assumed by an Affiliate of the Seller to enter into a new collective bargaining agreement with the National Mining Union (Sindicato Nacional de Trabajadores Mineros, Metalúrgicos, Siderúrgicos y Similares de la República Mexicana) upon restarting the operation of the Mill when, as a result of ceasing the operation of the Mill, it terminated the collective bargaining agreement regarding the workers at the Mill; and

1.1.54	“Water Use Rights” means concession number 07DG0100128/36FMGE05 granting the right to use national waters.

1.2 The following Schedules form an integral part of this Agreement and are incorporated herein by reference:

Schedule 1.1.22	Equipment and Civil Works

Schedule 1.1.28	Imported Assets

Schedule 1.1.31	Inventory

Schedule 1.1.34	Land Use Rights Contract

Schedule 1.1.39	Non-Imported Assets

Schedule 1.1.42	Permits

Schedule 1.1.49	Supplies

Schedule 2.2.3	Allocation

Schedule 3.5	Approvals and Consents

Schedule 7.5.1.5	Seller Signing Power of Attorney

Schedule 7.5.1.6	Imported Assets Invoice

Schedule 7.5.1.7	Non-Imported Assets Invoice

Schedule 7.5.1.8	Form of Transfer – Water Use Rights

Schedule 7.5.1.9	Form of Transfer - Environmental Permits

Schedule 7.5.1.10	Form of Transfer – Comision Federal de Electricidad Contracts

Schedule 7.5.1.12	Declaration of Settlement Out of Court

Schedule 7.5.1.13	Royalty Renunciation

Schedule 7.6.1.2	Buyer Signing Power of Attorney

1.3 Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by or to a particular section in this Agreement shall be deemed to have been disclosed with respect to all sections in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

2.	PURCHASE AND SALE OF ASSETS

2.1 Transfer of Purchased Assets. At the Closing Time, upon the terms and subject to the conditions contained herein, on an “as is, where is” basis and without any representations or warranties by the Seller other than those explicitly set forth in Section 3 hereof, the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall acquire and take possession from the Seller, the Purchased Assets.

2.2 Purchase Price, Payment and Allocation.

2.2.1	Upon the terms and subject to the conditions set forth herein, the purchase price (the “Purchase Price”) for the Purchased Assets is $8,000,000 and the Payment Shares.

2.2.2	The Purchase Price shall be payable by the Buyer to the Seller as follows:

2.2.2.1 on the date hereof, the sum of $50,000 (the “Deposit”) shall be paid by the Buyer to the Seller by way of electronic funds transfer in accordance with the payment instructions to be provided by the Seller. The Deposit shall either (i) be retained by the Seller upon the Closing, to be applied against the Purchase Price or (ii) if the Closing does not occur and this Agreement is terminated pursuant to Section 9 hereof, be returned to the Buyer or retained by the Seller pursuant to Section 9.2.3 hereof;

2.2.2.2 at the Closing Time, the sum of $7,950,000 shall be paid by the Buyer to the Seller by way of electronic funds transfer in accordance with the payment instructions to be provided by the Seller;

2.2.2.3 at the Closing Time, a certificate representing the Payment Shares shall be issued and delivered by ECU Silver Mining Inc. to the Seller, which Payment Shares shall be subject to the resale restrictions set forth in Section 2.3 hereof; and

2.2.2.4 at the Closing Time, the sum of $343,650, representing the value-added Tax payable in Mexico by the Buyer in respect of the Non-Imported Assets, shall be paid by the Buyer to the Seller by way of electronic funds transfer in accordance with the payment instructions to be provided by the Seller, which sum shall be paid by the Seller to the proper Governmental Entity in Mexico, and the Seller shall promptly provide to the Buyer proof of such payment having been duly made; the Buyer and the Seller hereby acknowledge and agree that no value-added Tax is payable in Mexico in respect of the Imported Assets.

2.2.3	The Purchase Price shall be allocated among the various classes of Purchased Assets in the manner set forth on Schedule 2.2.3 hereto. The Buyer and the Seller shall follow the allocations set forth on Schedule 2.2.3 hereto in determining and reporting their liabilities for any Taxes and, without limitation, shall file their respective income Tax returns prepared in accordance with such allocations.

2.3 Restrictions on the Resale of the Payment Shares. The Seller shall not sell, transfer, assign or otherwise dispose of (“Sell”) any of the Payment Shares for a period of four calendar months following the Closing Date. Thereafter, if the Seller wishes to Sell the Payment Shares, the Seller shall first notify the Buyer of its intention to Sell all, and no less than all, of the Payment Shares. The Buyer shall then be entitled to direct the Seller in writing to Sell all or any portion of the Payment Shares at any time during the 20 Business Days following the date on which the Buyer receives the notification from the Seller of its intention to Sell the Payment Shares (the “Notification Date”), to such Person(s) as the Buyer may identify in writing to the Seller (each, a “Designated Buyer”), at a purchase price per share equal to the market price of the Common Shares as publicly quoted on the Toronto Stock Exchange on the date of such sale to the Designated Buyer (the “Market Price”), and the Seller shall so sell the Payment Shares; provided, however, that the Seller shall not be obliged to proceed with any such sale if the Market Price is less than 90% of the 10-day volume weighted average closing price of the Common Shares for the 10-Business Day period ending on the Notification Date, in which case, only following the first time that the Seller wishes to Sell any of the Payment Shares after having declined to Sell the Payment Shares to the Designated Buyer as the Seller is entitled to do pursuant to this Section 2.3, the Seller shall not be entitled to Sell any of the Payment Shares without recommencing the procedure set forth in this Section 2.3. In all cases, if no Designated Buyer is named by the Buyer within the 20 Business Days following the Notification Date, the Seller shall be entitled to Sell the Payment Shares to any Person. In all cases, the Seller shall not be entitled to Sell more than 187,500 of the Payment Shares in any consecutive 7-calendar day period to anyone other than a Designated Buyer. The Seller shall notify the Buyer in writing promptly upon the sale by the Seller of the last of the Payment Shares.

2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, through the acquisition of the Purchased Assets, the Buyer shall not assume, or otherwise be responsible for, any of the Seller’s liabilities or obligations, whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, or related or unrelated to the Purchased Assets or the operation thereof, whether arising out of occurrences prior to, at or after the Closing Time (collectively, “Excluded Liabilities”), which Excluded Liabilities are and shall remain the sole obligation of the Seller and include, without limitation:

2.4.1	any liability or obligation to or in respect of any Division Employees in respect of matters arising prior to, at or after the Closing Time (except for liabilities or obligations arising after the date of their hire in respect of Division Employees who may be hired by the Buyer subsequent to the Closing Time) including, without limitation:

2.4.1.1 any individual employment agreement or collective bargaining agreement, whether or not written, between or covering the Seller and any Person,

2.4.1.2 any liability under any Employee Plan at any time maintained, contributed to or required to be contributed to by or with respect to the Seller or under which the Seller may incur liability, or any contributions, benefits or liabilities therefor, or any liability with respect to the Seller’s withdrawal or partial withdrawal therefrom,

2.4.1.3 any claim under labour relations or employment standards legislation, any disability claim or any claim under any unemployment compensation or worker’s compensation law or regulation or under any applicable employment discrimination law or regulation, and

2.4.1.4 any Employee Obligations,

2.4.2	any liability or obligation of the Seller in respect of any Tax including, without limitation, any liability or obligation for Tax arising from the restatement or adjustment of previously filed Tax returns;

2.4.3	any liability or obligation of the Seller in respect of the accounts payable of the Seller, whether related or unrelated to the Purchased Assets;

2.4.4	any liability or obligation of the Seller in respect of services performed by the Seller prior to the Closing Time;

2.4.5	any liability arising from any injury to or death of any Person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products leased, rented or sold or services performed by or on behalf of the Seller or any other Person on or prior to the Closing Time or arising from any other cause including, without limitation, any liabilities arising on or prior to the Closing Time relating to the use or misuse of the Purchased Assets;

2.4.6	any liability or obligation of the Seller arising out of or related to any Action against the Seller or any Action which adversely affects the Purchased Assets and (i) which shall have been asserted on or prior to the Closing Time or (ii) in connection with which the facts giving rise to such Action shall have arisen on or prior to the Closing Time; and

2.4.7	any liability or obligation of the Seller resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer that the following representations and warranties are true and accurate and acknowledges and confirms that the Buyer is relying upon such representations and warranties in connection herewith and would not have entered into this Agreement without same:

3.1 Corporate Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, and, where required, is duly qualified to own and lease its properties and to carry on its business as now being conducted by it. No actions or proceedings to dissolve the Seller are pending or threatened.

3.2 Authority Relative to this Agreement. The Seller has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement, and the consummation by the Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes, and each other agreement, instrument or document executed or to be executed by the Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller, as appropriate, enforceable against the Seller in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

3.3 Non-contravention. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the charter or by-laws or other governing instruments of the Seller or of any Contract to which the Seller is a party, (ii) constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any Contract relating to the Purchased Assets to which the Seller is a party or by which the Seller or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Purchased Assets, or (iv) violate any Applicable Laws binding upon the Seller.

3.4 No other Agreement to Purchase. Except for the Buyer’s rights under this Agreement, no Person has any Contract for the purchase or other acquisition from the Seller of any of the Purchased Assets.

3.5 Approvals and Consents. Except as set forth in Schedule 3.5 hereto, no consent, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Entity or other Person is required to be obtained, made or given by the Seller in connection with the execution, delivery or performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby including, without limitation, the assignment to the Buyer of all of the Seller’s right, title and interest in and to the Permits, Land Use Rights and Water Use Rights comprised in the Purchased Assets.

3.6 Title to Assets. The Seller has not entered into, or agreed to enter into, any transaction to Sell the Purchased Assets other than pursuant to the transactions contemplated by this Agreement. To the Knowledge of the Seller, no Person has made any claim to any interest in the Purchased Assets, whether as owner or otherwise, other than pursuant to the Litigation. Other than the foregoing, the Seller makes no representations and provides no warranties regarding title to the Purchased Assets.

3.7 No Operations. Since January 1, 2008, neither the Seller nor any other Person has operated the Purchased Assets in connection with the processing of ore.

3.8 Mill.

3.8.1	To the Knowledge of the Seller, the Seller has not received notice that any portion of the Mill violates any Applicable Laws, including, without limitation, Environmental Laws and Applicable Laws relating to zoning, building, land use, health and safety, fire, air, sanitation and noise control.

3.8.2	To the Knowledge of the Seller, there is no condemnation, expropriation or similar proceeding pending or threatened in writing against the Mill or any improvement thereon.

3.8.3	To the Knowledge of the Seller, there are no local improvement charges, development charges, special levies or other Taxes outstanding against the Mill nor has the Seller received any notice of any proposed local improvement charge, development charge, special levy or other Tax in respect of the Mill.

3.8.4	To the Knowledge of the Seller, all accounts that are due and owing for work or services performed or materials placed or furnished upon or in respect of the construction, completion, repair, renovation or maintenance of the Mill have been fully paid and no Person has a right to file a lien under Applicable Laws in respect thereof.

3.8.5	To the Knowledge of the Seller, the Seller has not received notice or other written communication of any fact or condition that would result in the interruption or termination of the provision of any of the utilities existing at the Mill.

3.8.6	To the Knowledge of the Seller, the Seller has not received notice or other written communication regarding any work orders, deficiency notices or other similar notices of non-compliance issued by any Governmental Entity or otherwise with respect to the Mill that are outstanding requiring or recommending work or repairs in connection with the Mill or any part thereof.

3.9 Compliance With Laws.

3.9.1	To the Knowledge of the Seller, the Seller is not charged or threatened in writing with, or under investigation with respect to, a claim with respect to any violation of any Applicable Laws relating to any aspect of the Purchased Assets.

3.10 Environmental Matters. To the Knowledge of the Seller:

3.10.1	the Seller has not been required by any Governmental Entity to (i) alter the Mill in a material way in order to be in compliance with Environmental Laws, (ii) file any notice with any Governmental Entity pursuant to Environmental Laws relating to any potential or actual contamination of the Mill or the surrounding Environment or (iii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigation on, about or in connection with the Mill or the surrounding Environment pursuant to Environmental Laws;

3.10.2	there are no existing claims or orders of any nature resulting from any Environmental Liabilities or under or pursuant to any Environmental Laws with respect to or affecting the Purchased Assets;

3.10.3	with respect to the Purchased Assets, the Seller has not received any written directive, inquiry, notice, order, warning or other communication from any Governmental Entity or other Person that relates to any Hazardous Activities, Hazardous Materials or any alleged actual or potential violation or failure to comply with any Environmental Laws, or of any alleged actual or potential obligation to undertake or bear the cost of any Environmental Liabilities; and

3.10.4	there are no material reports or documents relating to Environmental matters negatively affecting the Purchased Assets which have not been made available to the Buyer, whether by reason of confidentiality restrictions or otherwise.

3.11 Permits. All Permits of the Seller related to the Purchased Assets are listed on Schedule 1.1.42 hereto. To the Knowledge of the Seller, no Person has threatened in writing to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Permit.

3.12 Land Use Rights. Copies of all Contracts permitting the Seller to operate the Mill on that portion of land on which it is currently located, including all amendments and supplements thereto, are contained in Schedule 1.1.34 hereto.

3.13 Books and Records. The Seller has made and kept (and given the Buyer access to) the Books and Records, and makes no representation or warranty regarding their completeness or accuracy.

3.14 Union Obligations. The Seller makes no representation or warranty regarding the Union Obligation, which is hereby disclosed to the Buyer.

3.15 Litigation. Except for the Litigation, there is no Action of which the Seller has been notified pending or, to the Knowledge of the Seller, threatened in writing (i) against, related to or affecting the Seller which would have any effect on the Purchased Assets or (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement. Except for the Litigation, the Seller has not been notified that it is in default with respect to or subject to any Action which would have any effect on the Purchased Assets.

3.16 Bankruptcy and Insolvency. The Seller is not insolvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors, had any petition for a receiving order filed against it, taken any proceeding with respect to a compromise, arrangement or winding-up, or otherwise taken advantage of any insolvency or bankruptcy legislation, had a receiver appointed to any part of the its assets or had any Person take possession of any part of its assets or had any execution of distress or seizure become enforceable or levied upon any of its assets.

3.17 Brokerage Fees. Neither the Buyer nor any of the Purchased Assets is or shall be subject to any claim for any finder’s fee, brokerage commission or similar payment in connection with any transactions contemplated hereby asserted by any financial advisor, broker, agent or finder retained by the Seller or any of its Affiliates.

3.18 Residence. The Seller is a resident of Mexico.

3.19 Personal Information – Acknowledgement and Consent. The Seller acknowledges and consents to the fact that the Buyer is collecting the Seller’s personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing this Agreement, that the Buyer may be required by Applicable Laws and the rules and policies of the Toronto Stock Exchange to provide regulatory authorities with any personal information provided under or pursuant to this Agreement, and that the Buyer may use and disclose such personal information as follows:

3.19.1	for internal use with respect to managing the relationship between and contractual obligations of the Buyer and the Seller;

3.19.2	for use and disclosure for income tax related purposes, including without limitation, where required by Applicable Laws, disclosure to Canada Revenue Agency;

3.19.3	for disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings;

3.19.4	for disclosure to a Governmental Entity or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure;

3.19.5	for disclosure to professional advisers of the Buyer in connection with the performance of their professional services;

3.19.6	for disclosure to any Person where such disclosure is necessary for legitimate business reasons and is made with the Seller’s prior written consent;

3.19.7	for disclosure to a court determining the rights of the parties under this Agreement; or

3.19.8	for use and disclosure as otherwise required or permitted by Applicable Laws.

Furthermore, the Seller authorizes the indirect collection of personal information (as defined in the securities laws of the Province of Ontario) by the Ontario Securities Commission and confirms that it has been notified by the Buyer that:

3.19.9	the Buyer will be delivering such personal information to the Ontario Securities Commission;

3.19.10	such personal information is being collected indirectly by the Ontario Securities Commission under the authority granted to it in the securities laws of the Province of Ontario;

3.19.11	such personal information is being collected for the purpose of the administration and enforcement of the securities laws of the Province of Ontario; and

3.19.12	the title, business address and business telephone number of the public official in the Province of Ontario who can answer questions about the Ontario Securities Commission’s indirect collection of personal information is as follows:

Administrative Assistant to the Director of Corporate Finance

Ontario Securities Commission

Suite 1903, Box 55, 20 Queen Street West

Toronto, Ontario M5H 3S8

Telephone:    416-593-8086

The Seller acknowledges and consents to the fact that the Toronto Stock Exchange, its affiliates, authorized agents, subsidiaries and divisions collect personal information (as such term is defined in the Corporate Finance Manual of the Toronto Stock Exchange) in certain information forms which are submitted to the Toronto Stock Exchange and use such information for the following purposes:

3.19.13	to conduct background checks;

3.19.14	to verify the personal information that has been provided about each individual;

3.19.15	to consider the suitability of the individual to act as an insider of an issuer;

3.19.16	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Buyer, or its associates or affiliates;

3.19.17	to conduct enforcement proceedings; and

3.19.18	to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Toronto Stock Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada;

and that as part of above-mentioned process, the Toronto Stock Exchange also collects additional personal information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished, and that the Toronto Stock Exchange may from time to time use third parties to process information and/or provide other administrative services and, in this regard, may share the information with such third party service providers.

The Seller further acknowledges and consents to the fact that the personal information that the Toronto Stock Exchange collects may also be disclosed:

3.19.19	to the agencies and organizations in the preceding paragraph, or as otherwise permitted or required by Applicable Laws, and that they may use it in their own investigations for the purposes described above; and

3.19.20	on the website of the Toronto Stock Exchange or through printed materials published by or pursuant to the directions of the Toronto Stock Exchange.

3.20 Full Disclosure. To the Knowledge of the Seller, none of the foregoing representations and warranties, and no document furnished by or on behalf of the Seller to the Buyer in connection with the negotiation of the transactions contemplated by this Agreement, contains any untrue statement of a material fact.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that the following representations and warranties are true and accurate and acknowledges and confirms that the Seller is relying upon such representations and warranties in connection herewith and would not have entered into this Agreement without same:

4.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted by it. No actions or proceedings to dissolve the Buyer are pending or threatened.

4.2 Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each other agreement, instrument or document executed or to be executed by the Buyer in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

4.3 Non-contravention. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the charter or by-laws of the Buyer or (ii) violate any Applicable Laws binding upon the Buyer.

4.4 Approvals and Consents. No consent, approval, order or authorization of, or declaration, filing or registration with, or notice to any Governmental Entity or other Person not already obtained, made or given by the Buyer is required to be obtained, made or given by the Buyer in connection with the execution, delivery or performance by the Buyer of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby and (ii) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

4.5 Payment Shares. When issued pursuant to the terms of this Agreement, the Payment Shares shall be issued validly issued as fully paid and non-assessable Common Shares. The Payment Shares have been conditionally accepted for listing on the Toronto Stock Exchange.

4.6 Legal Proceedings. Except for the Litigation, there are no Actions pending or, to the Knowledge of the Buyer, threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

4.7 Brokerage Fees. The Seller is not and shall not be subject to any claim for any finder’s fee, brokerage commission or similar payment in connection with any transaction contemplated hereby asserted by any financial advisor, broker, agent or finder retained by the Buyer.

5.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 Survival Period. The representations and warranties of the Seller and of the Buyer contained in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing until the first anniversary of the date hereof; provided, however, that the Surviving Representations shall survive the Closing until the fifth anniversary of the date hereof.

The date until which such representations and warranties shall survive as provided in this Section 5.1 are herein referred to as the “Survival Date”.

Subject to Section 5.2 hereof, from and after the Survival Date in respect of any particular representation and warranty, no party hereto shall be under any liability whatsoever pursuant to this Agreement with respect to such representation or warranty, except with respect to matters as to which notice has been received before the Survival Date in accordance with Section 5.2 hereof.

5.2 Delay for Notification. No party hereto shall have any indemnification obligation pursuant to this Agreement in respect of any representation or warranty unless, before the Survival Date in respect of such representation and warranty, it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought.

6.	EMPLOYEE MATTERS

6.1 Excluded Employees. The Seller has terminated each Division Employee effective immediately prior to the Closing Time and either (i) has negotiated with each such Division Employee the amount of any payment to be made to such Division Employee as a result of such termination or (ii) agrees that the amount of any payment to be made to such Excluded Employee as a result of such termination constitutes an Employee Obligation which is an Excluded Liability.

6.2 Responsibility of the Seller. Following the Closing, the Buyer shall not assume any employment obligations in connection with any of the Division Employees. The Seller is solely liable and responsible for the Division Employees and the Employee Obligations in respect of them including, without limitation, any claims by such Division Employees for reinstatement, wages, salary, bonuses, commissions, other compensation, pensions, pension contributions, employment benefits (including, without limitation, any benefits or entitlements under the Employee Plans), overtime or sick pay, severance pay, payments upon a change of control or sale of assets, accrued vacation pay or any other payment or compensation, and any claims arising under any Applicable Laws including, without limitation, any employment standards, human rights, workers’ compensation and occupational health and safety or Tax legislation.

7.	INTERIM PERIOD COVENANTS, CONDITIONS TO CLOSING AND CLOSING

7.1 Interim Period Covenants of the Seller.

7.1.1	During the period commencing on the date hereof and terminating on the Closing Date (the “Interim Period”), the Seller hereby covenants in favour of the Buyer:

7.1.1.1 without the prior written consent of the Buyer, not to dispose of or encumber any of the Purchased Assets,

7.1.1.2 upon prior notice of no less than 24 hours by the Buyer, to give, or cause to be given, exclusively to Rubén Montiel, in his capacity as the Buyer’s representative, full access during normal business hours to the Mill and the other Purchased Assets to conduct such investigations, inspections, surveys or tests thereof and of the physical, financial and legal condition of the Purchased Assets as the Buyer deems necessary or desirable to familiarize itself with the Purchased Assets; without limiting the generality of the foregoing, the Buyer shall in such manner be permitted access to all documents relating to information scheduled or required to be disclosed under this Agreement;

7.1.1.3 to update on or before the Closing, by amendment or supplement, any of the informational disclosure schedules referred to in this Agreement and any other disclosure in writing from the Seller to the Buyer as soon as reasonably possible after new or conflicting information comes to its attention, it being understood and agreed, however, that the Buyer shall not be obligated to accept any such amendment or supplement and receipt of any such amendment or supplement shall not be deemed to be a waiver or release by the Buyer of any provision of this Agreement; and

7.1.1.4 to use its reasonable commercial efforts in order to ensure the accomplishment at or before the Closing Time of each of the conditions set forth in Section 7.2 hereof.

7.2 Buyer’s Conditions to Closing.

7.2.1	The Buyer shall not be obligated to complete the purchase of the Purchased Assets pursuant to this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 7.2 has been satisfied, it being understood that such conditions are included for the exclusive benefit of the Buyer:

7.2.1.1 the representations and warranties of the Seller set forth in Section 3 hereof qualified as to materiality shall be true and correct, and such representations and warranties not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as if made on the Closing Date, except for such representations and warranties made expressly as of a specified date which shall be true and correct in the manner previously described as of such date; and the Buyer shall have received a certificate signed on behalf of the Seller by Kurt Douglas Allen or another executive officer thereof to such effect dated as of the Closing Date;

7.2.1.2 the Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Seller by Kurt Douglas Allen or another executive officer thereof to such effect dated as of the Closing Date;

7.2.1.3 the Seller shall have in place an approved IMMEX Program in respect of the Imported Assets;

7.2.1.4 during the Interim Period, there shall not have occurred any Material Adverse Change;

7.2.1.5 the Seller shall have delivered to the Buyer complete and accurate updated versions of each of the Schedules hereto, current as at the Closing Time, and such updated versions of such Schedules shall not have deviated in any material way from the versions thereof attached to this Agreement at the time of its execution by the parties hereto; and

7.2.1.6 the Seller shall have delivered to the Buyer each of the closing deliveries referred to in Section 7.5 hereof.

7.2.2	If any condition in Section 7.2.1 hereof has not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Buyer to comply with its obligations under this Agreement, then the Buyer in its sole discretion may, without limiting any rights or remedies available to the Buyer at law or in equity, either:

7.2.2.1 terminate this Agreement by notice to the Seller, as provided in Section 9.1.2 hereof; or

7.2.2.2 waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

7.3 Seller’s Conditions to Closing.

7.3.1	The Seller shall not be obligated to complete the sale, conveyance, transfer and assignment of the Purchased Assets pursuant to this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 7.3 has been satisfied, it being understood that such conditions are included for the exclusive benefit of the Seller:

7.3.1.1 the representations and warranties of the Buyer set forth in Section 4 hereof qualified as to materiality shall be true and correct, and such representations and warranties not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as if made on the Closing Date, except for such representations and warranties made expressly as of a specified date which shall be true and correct in the manner previously described as of such date;

7.3.1.2 the Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

7.3.1.3 the Buyer shall have in place an approved IMMEX Program which will allow the Buyer to purchase the Imported Assets under temporary importation; and

7.3.1.4 the Buyer shall have delivered to the Seller each of the closing deliveries referred to in Section 7.6 hereof.

7.3.2	If any condition in Section 7.3.1 hereof has not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Seller to comply with its obligations under this Agreement, then the Seller in its sole discretion may, without limiting any rights or remedies available to the Seller at law or in equity, either:

7.3.2.1 terminate this Agreement by notice to the Buyer, as provided in Section 9.1.3 hereof; or

7.3.2.2 waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

7.4 Time of Closing.

7.4.1	The Closing shall take place as of the Closing Time on the Closing Date at the Torreon, Mexico offices of Lic. Armando Martinez Herrera, Notario Publica No. 55, Blvd. Independencia No. 291 Ote, Torréon, Coahuila, Mexico, or at such other place as may be agreed upon by the parties hereto.

7.5 Closing Deliveries of the Seller.

7.5.1	At the Closing, the Seller shall deliver to the Buyer, in form and substance satisfactory to the Buyer, acting reasonably:

7.5.1.1 a certified extract of resolutions of the shareholders of the Seller approving the transactions contemplated by this Agreement;

7.5.1.2 the officers’ certificate contemplated by Section 7.2.1.1 hereof;

7.5.1.3 the officers’ certificate contemplated by Section 7.2.1.2 hereof;

7.5.1.4 signed originals of the applications to obtain any consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Seller for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby;

7.5.1.5 powers of attorney in due and proper form in respect of each of the Persons who shall be executing documents on behalf of the Seller in connection with the sale, conveyance, transfer, assignment and delivery of the Purchased Assets, in the form of Schedule 7.5.1.5 hereto;

7.5.1.6 an invoice in respect of the Imported Assets in the form of Schedule 7.5.1.6 hereto, duly executed by the Seller;

7.5.1.7 an invoice in respect of the Non-Imported Assets in the form of Schedule 7.5.1.7 hereto, duly executed by the Seller;

7.5.1.8 a form of transfer in respect of the Water Use Rights in the form of Schedule 7.5.1.8 hereto;

7.5.1.9 a form of transfer in respect of the environmental permits in the form of Schedule 7.5.1.9 hereto;

7.5.1.10 a form of transfer in respect of the Comision Federal de Electricidad contracts in the form of Schedule 7.5.1.10 hereto;

7.5.1.11 all keys, entry devices and passcodes with respect to the Purchased Assets, including combinations to any locks or vaults;

7.5.1.12 two declarations of settlement out of court in connection with the Litigation in the form of Schedule 7.5.1.12 hereto, duly executed by the Seller and ratified before a notary public;

7.5.1.13 a renunciation to the Royalty Right in the form of Schedule 7.5.1.13 hereto, duly executed by the Seller;

7.5.1.14 a copy of the Seller’s approved IMMEX Program which will allow the Buyer to purchase the Purchased Assets under temporary importation; and

7.5.1.15 such other deeds of conveyance, bills of sale, assurances, transfers, assignments and consents, and such other agreements, documents and instruments as may be reasonably required by the Buyer to complete the transactions contemplated by this Agreement.

7.6 Closing Deliveries of the Buyer.

7.6.1	At the Closing, the Buyer shall deliver to the Seller, in form and substance satisfactory to the Seller, acting reasonably:

7.6.1.1 certified extracts of resolutions of the shareholders of the Buyer approving the transactions contemplated by this Agreement;

7.6.1.2 powers of attorney in due and proper form in respect of each of the Persons who shall be executing documents on behalf of the Buyer or of BLM Minera Mexicana S.A. de C.V. in connection with the sale, conveyance, transfer, assignment and delivery of the Purchased Assets, in the form of Schedule 7.6.1.2 hereto;

7.6.1.3 two declarations of settlement out of court in connection with the Litigation in the form of Schedule 7.5.1.12 hereto, duly executed by the Buyer and BLM Minera Mexicana S.A. de C.V. and ratified before a notary public;

7.6.1.4 a renunciation to the Royalty Right in the form of Schedule 7.5.1.13 hereto, duly executed by BLM Minera Mexicana S.A. de C.V.;

7.6.1.5 a copy of the Buyer’s approved IMMEX Program which will allow the Buyer to purchase the Purchased Assets under temporary importation;

7.6.1.6 the payment referred to in Section 2.2.2.2 hereof;

7.6.1.7 a certificate representing the Payment Shares;

7.6.1.8 the payment referred to in Section 2.2.2.4 hereof; and

7.6.1.9 such other deeds of conveyance, bills of sale, assurances, transfers, assignments and consents, and such other agreements, documents and instruments as may be reasonably required by the Buyer to complete the transactions contemplated by this Agreement.

8.	RISK OF LOSS

8.1 Risk of Loss. The Purchased Assets shall be at the risk of the Seller until Closing. If before the Closing all or any portion of the Purchased Assets are lost, damaged or destroyed or are expropriated or seized by any Governmental Entity or any other Person in accordance with Applicable Laws or if notice of any such expropriation or seizure shall have been given in accordance with Applicable Laws, the Buyer, in its sole discretion, shall have the option, exercisable by notice to the Seller given prior to the Closing Time:

8.1.1	to terminate this Agreement by notice to the Seller, as provided in Section 9.1.2 hereof; or

8.1.2	to complete the transactions contemplated by this Agreement and require the Seller to assign to the Buyer the proceeds of any insurance payable as a result of the occurrence of such loss, damage, destruction, expropriation or seizure and to reduce the Purchase Price by the amount of the cost of repair of the portion of the Purchased Assets which were damaged or, if lost, destroyed or damaged beyond repair or seized or expropriated, by the replacement cost of the particular Purchased Assets so lost, destroyed, damaged, seized or expropriated, such reduction in price to be net of all proceeds of insurance or compensation for expropriation or seizure actually received by the Buyer.

9.	TERMINATION

9.1 Grounds for Termination. This Agreement may be terminated on or prior to the Closing Date:

9.1.1	by the mutual written agreement of the parties hereto;

9.1.2	by written notice from the Buyer to the Seller as contemplated by Section 7.2.2.1 or Section 8.1.1 hereof; or

9.1.3	by written notice from the Seller to the Buyer as contemplated by Section 7.3.2.1 hereof.

9.2 Effect of Termination.

9.2.1	If this Agreement is terminated by any of the parties pursuant to Section 9.1 hereof then, subject to Section 9.2.2 hereof, all further obligations of the parties hereto under this Agreement shall terminate, except for the obligations under Sections 11 and 13 hereof, which shall survive such termination.

9.2.2	If this Agreement is terminated by a party hereto pursuant to Section 9.1.2 or 9.1.3 hereof and the right to terminate arose because of a breach of this Agreement by one of the other parties hereto (including a breach by one of the other parties hereto resulting in a condition in favour of the terminating party failing to be satisfied), then such other parties hereto shall remain fully liable for any and all damages sustained or incurred by the terminating party directly or indirectly as a result thereof.

9.2.3	Upon the termination of this Agreement pursuant to Section 9.1 hereof, the Deposit shall be returned to the Buyer unless the right to terminate this Agreement arose because of a breach of this Agreement by the Buyer (including a breach by the Buyer resulting in a condition in favour of the Seller failing to be satisfied), in which event the Deposit shall be remitted to the Seller.

10.	ACTIONS BY THE SELLER AND THE BUYER AFTER THE CLOSING

10.1 Cooperation. The Buyer and the Seller shall each provide the other with such assistance as may reasonably be requested in order to properly complete the transfer of the Purchased Assets, including, without limitation, the Land Use Rights, and to have the appropriate courts accept the settlement of the Litigation. The Seller shall maintain in force for a period of at least two years from the date hereof the power of attorney currently granted by the Seller in favour of Rodrigo Sanchez Mejorada and shall make Rodrigo Sanchez Mejorada available to the Buyer to assist in the manner contemplated by this Section 10.1 should the need arise.

11.	INDEMNIFICATION

11.1 Definitions. As used in this Section 11:

11.1.1	“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, investigation, arbitration, complaint, trial, claim, assessment, judgment, settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 11.2 or 11.3 hereof;

11.1.2	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifying Party which does not result from a Third Party Claim;

11.1.3	“Indemnifying Party” means any party or parties obligated to provide indemnification under this Agreement;

11.1.4	“Indemnified Party” means any party or parties entitled to indemnification under this Agreement;

11.1.5	“Indemnity Payment” means the amount of each Loss required to be paid pursuant to Sections 11.2 or 11.3 hereof and interest thereon pursuant to Section 11.5 hereof;

11.1.6	“Loss” means any and all loss (including diminution in value), liability, damage (excluding indirect damage), cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable attorneys’, accountants’ and experts’ fees and expenses incurred in connection therewith; and

11.1.7	“Third Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a party to this Agreement.

11.2 Indemnification by the Seller. Subject to the limitations set forth in Section 11.4 hereof, the Seller hereby agrees to indemnify and save and hold harmless the Buyer, its Affiliates and each of their respective officers, directors, employees or agents from and against any Loss suffered or incurred, directly or indirectly, by them as a result of, arising out of or relating to:

11.2.1	any violation, contravention or breach of any covenant, agreement or obligation of the Seller under or pursuant to this Agreement or any certificate, instrument or document delivered pursuant hereto;

11.2.2	any breach of any representation or warranty made by the Seller under or pursuant to this Agreement or any certificate, instrument or document delivered pursuant hereto;

11.2.3	any Excluded Liabilities;

11.2.4	the failure of the Seller to have in place an approved IMMEX Program in respect of the Imported Assets;

11.2.5	any claim of any nature (including, without limitation, for severance or for reinstatement) by any Person that relates to the employment of any employee by the Seller prior to the Closing Time; and

11.2.6	any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Sections 11.2.1 to 11.2.5 (inclusively) hereof.

11.3 Indemnification by the Buyer. The Buyer hereby agrees to indemnify and save and hold harmless the Seller, its Affiliates and each of their respective officers, directors, employees or agents from and against any Loss suffered or incurred, directly or indirectly, by it as a result of, arising out of or relating to:

11.3.1	any violation, contravention or breach of any covenant, agreement or obligation of the Buyer under or pursuant to this Agreement or any certificate, instrument or document delivered pursuant hereto;

11.3.2	any breach of any representation or warranty made by the Buyer under or pursuant to this Agreement or any certificate, instrument or document delivered pursuant hereto;

11.3.3	any failure of the Buyer to remit the value-added Tax referred to in Section 2.2.2.4 hereof to the proper Governmental Entity in Mexico; and

11.3.4	any action, suit, claim, trial, demand, investigation, arbitration or other proceeding by any Person containing allegations which, if true, would constitute an event described in Sections 11.3.1 to 11.3.3 (inclusively) hereof.

11.4 De Minimus and Maximum. Notwithstanding anything contained herein:

11.4.1	the Buyer shall not be entitled to indemnification under Section 11.2.2 of this Agreement unless the aggregate of all amounts payable by the Seller in connection with its indemnification obligations thereunder exceeds $100,000, whereupon the Buyer shall be entitled to be fully indemnified by the Seller;

11.4.2	the maximum aggregate liability of the Buyer to the Seller pursuant to any indemnification obligations of the Buyer arising under this Agreement shall be $8,000,000; and

11.4.3	the maximum aggregate liability of the Seller to the Buyer pursuant to any indemnification obligations of the Seller arising under this Agreement shall be $8,000,000.

11.5 Payment and Interest. The Indemnifying Party shall reimburse, on demand if not contested, and following a settlement or a final judgment if contested, to the Indemnified Party the amount of each Loss suffered or incurred by the Indemnified Party, as of the date that the Indemnified Party incurs such Loss, together with interest thereon from the aforesaid date until payment in full at a rate per annum equal to the Prime Rate, plus five percentage points. Interest shall be calculated and payable monthly on the last day of each month during which any amount in respect of any Loss remained unpaid, both before and after judgment, with interest on overdue interest calculated and payable at the same rate. The interest payable in any month shall be calculated on the average amount of all amounts in respect of any Loss that remained unpaid at any time during such month. This amount shall be calculated by (i) multiplying any amount in respect of each Loss that remained unpaid at any time during such month by the number of days that amount remained unpaid during such month and (ii) dividing the aggregate of all such products by the number of days in such month.

11.6 Notification. Promptly upon obtaining Knowledge and particulars thereof, but in no event later than fifteen calendar days after becoming aware of a Claim (or, if a defense against the Claim requires action to be taken within a shorter term, no later than within one-half of the term allowed by Applicable Laws to defend against the Claim), the Indemnified Party shall notify the Indemnifying Party in writing of each Claim which the Indemnified Party has determined has given or could give rise to indemnification under this Section 11, describing such Claim in reasonable detail. In circumstances where the Indemnifying Party is not notified of such Claim within such delay, the Indemnifying Party shall not be relieved from any duty to indemnify and save and hold harmless the Indemnified Party under this Agreement, except to the extent that such failure to respect such delay causes actual harm to the Indemnifying Party or prejudices its ability to defend such Claim on behalf of the Indemnified Party.

11.7 Defence of Third Party Claims. The Indemnifying Party shall have the right, after receipt of the Indemnified Party’s notice under Section 11.6 hereof with respect to a Third Party Claim and upon giving written notice to the Indemnified Party within fifteen calendar days of such receipt, and subject to the rights of any insurer or other Person having potential liability therefor, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

11.7.1	the Indemnified Party shall at all times have the right to fully participate in the defence at its own expense and in any event shall be consulted with and apprised of the ongoing status of the Third Party Claim and provided reasonable particulars relating thereto and the defence thereof;

11.7.2	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

11.7.3	the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and save and hold the Indemnified Party harmless with respect to the Third Party Claim;

11.7.4	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably; and

11.7.5	amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

11.8 Settlement of a Third Party Claim. The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party, unless:

11.8.1	the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action;

11.8.2	the Indemnifying Party delivers to the Indemnified Party payment in the amount of such compromise and settlement (including interest and costs, if any, payable pursuant thereto);

11.8.3	the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction and release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably; and

11.8.4	the Third Party Claim and any claim or liability of the Indemnified Party with respect to such Third Party Claim is being fully satisfied because of the compromise and settlement and the Indemnified Party is being released from any and all obligations or liabilities it may have with respect to the Third Party Claim.

11.9 Waiver of Right to Defend Third Party Claims. If the Indemnifying Party fails:

11.9.1	within fifteen days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 11.7 hereof; or

11.9.2	to comply at any time with any of Sections 11.7.1 through 11.7.5 (inclusively) hereof;

the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defence of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

11.10 Direct Claims. If the Indemnifying Party fails to respond in writing to any written notice of a Direct Claim given by the Indemnified Party pursuant to Section 11.6 hereof, and make an Indemnity Payment to the Indemnified Party within fifteen calendar days thereof, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such rights, recourses and remedies as may be available to it.

11.11 Set-off. The Buyer shall be entitled to set off any amounts owing to it pursuant to this Section 11 against any other amounts payable by the Buyer to the Seller, whether under this Agreement or otherwise.

11.12 Exclusive Remedy. The rights, recourses and remedies provided to an Indemnified Party under this Section 11 are the exclusive rights, recourses and remedies such Indemnified Party may have or may hereafter acquire under this Agreement; provided, however, that an Indemnified Party shall at all times be entitled to avail itself of any right to specific performance or injunction which may be available to it under Applicable Laws.

12.	SETTLEMENT OF LITIGATION

12.1 Settlement The parties agree that by entering into this Agreement, the past, present or future controversies related to the Litigation are terminated as of the Closing Date, and the parties do not reserve any action or right derived therefrom. As a result of the foregoing, the parties will request the courts that are hearing the Litigation to have it terminated, in the form of Schedule 7.5.1.12 hereto, thereby giving this Agreement the force of a judgment. Notwithstanding the foregoing, and as regards the Judgment, or as regards any other judgment issued or that were to be issued in connection with the Litigation, the parties, effective as of the Closing Date, shall deem such Judgment or other judgment to be fully satisfied by the entering into of this Agreement, waiving any right that may derive from such Judgment or other judgment.

13.	MISCELLANEOUS

13.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that the Buyer may, without such consent, assign all such rights and obligations to an Affiliate of the Buyer or to a successor in interest to the Buyer which shall assume, jointly and severally with the Buyer, all obligations and liabilities of the Buyer under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation under this Agreement as a third Party beneficiary or otherwise.

13.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Buyer:	Minera William S.A. de C.V. Rio Tamesis 2505 Col. Las Magdalenas Torreon, Coahuila, Mexico, 27010

	Attention:	Joaquin Rodriguez Lugo

	Fax:	871-747-5757

with a copy to:	Blake, Cassels & Graydon LLP 600 de Maisonneuve Blvd. W. Montreal, Quebec Canada H3A 3J2

	Attention:	Howard Levine

	Fax:	514-982-4099

If to the Seller:	Minera Hecla S.A. de C.V. Av 20 de Noviembre 519 Ote Zona Centro 34000 Durango, Durango Mexico

	Attention:	Kurt Douglas Allen

	Fax:	52 618 818 4131

with a copy to:	Hecla Mining Company 6500 N Mineral Drive Suite 200 Coeur d’Alene, Idaho USA 83815-9408

	Attention:	General Counsel

	Fax:	208-769-7612

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

13.3 Choice of Law. This Agreement shall be construed and interpreted and the rights of the parties shall be determined in accordance with the laws of Mexico (without reference to the choice of law provisions thereof).

13.4 Arbitration. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Arbitration of the Arbitration Center of Mexico (CAM) by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be in Mexico City, Mexico in the Spanish language, provided that all arbitrators shall be fluent in English and Spanish and the parties shall not be required to translate into Spanish any documents written in English.

13.5 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties in connection with the subject matter of this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.6 Reviews. It is expressly provided that all inspections, investigations, reviews and feasibility studies undertaken by the Buyer or its agents shall not serve to diminish the liability of the Seller for the representations and warranties made by them pursuant to the provisions of this Agreement, or otherwise prevent the Buyer from enforcing the obligations of the Seller pursuant to this Agreement.

13.7 Multiple Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8 Expenses. Each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incidental to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

13.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other writing referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Applicable Laws, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such writing.

13.10 Titles. The titles, captions or headings of the sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.11 Gender and Number. Any reference in this Agreement to gender shall include both genders and the neuter, and words importing the singular number only shall include the plural and vice versa.

13.12 Public Statement. No party hereto shall, without the prior written consent of the other party hereto, make any public statement or issue any press release concerning the transactions contemplated by this Agreement, except as may be necessary, in the opinion of counsel to the party making such disclosure, to comply with the requirements of Applicable Laws. If any such public statement or release is so required, the party making such disclosure shall consult with the other party prior to making such statement or release, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release.

13.13 Time Periods. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the day which is the reference day in calculating such period shall be excluded and the day upon which the act is to be done or step is to be taken shall be included. If the day on which any act is to be done or step is to be taken is not a Business Day, then the act shall be done or the step shall be taken on the next succeeding Business Day.

13.14 Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Torreon time) on the last day of the period. However, if the last day of the period is not a Business Day, the period shall terminate at 5:00 p.m. (Torreon time) on the next Business Day.

13.15 Tender. Except as elsewhere provided in this Agreement, any tender of documents or money hereunder may be made upon the parties or their respective counsel and all payments hereunder shall be made in immediately available funds, by wire transfer, by bank draft or by certified or trust cheque.

13.16 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

13.17 Currency. All references to currency herein are to the lawful money of the United States of America.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

MINERA WILLIAM S.A. DE C.V.

Per:	/s/ Joaquin Rodriguez Lugo
Name:	Joaquin Rodriguez Lugo
Title:	Chairman

MINERA HECLA S.A. DE C.V.

Per:	/s/ Kurt Douglas Allen
Name:	Kurt Douglas Allen
Title:	Attorney-in-fact

INTERVENTION

INTO THIS AGREEMENT does intervene, as of the day and year first above written, BLM Minera Mexicana S.A. de C.V. for the sole purpose of acknowledging and agreeing to be bound by the provisions of Section 12 hereof.

BLM MINERA MEXICANA S.A. DE C.V.

Per:	/s/ Armando Lujan Acuña
Name:	Armando Lujan Acuña
Title: